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                            May 6, 2022

       David P. Poroch
       Executive Vice President, Chief Financial Officer, and Treasurer Southern Company Gas
       Ten Peachtree Place, N.E.
       Atlanta, Georgia 30309

                                                        Re: Southern Company
Gas
                                                            Registration
Statement on Form S-3
                                                            Filed April 29,
2022
                                                            File No. 333-264573

       Dear Mr. Poroch:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Purcell, Staff Attorney, at (202)-551-5351 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Paul Davis Fancher